Exhibit 99.2

TRANSACTIONS
Except as previously disclosed in this Schedule 13D, as amended, the following table sets forth all transactions by the Reporting Persons (on behalf of the Funds or Accounts) with respect to the securities of James River Group Holdings, Inc. in the last 60 days, inclusive of any transactions effected through 4:00 p.m., New York City time, on May 15, 2026. Except as otherwise noted below, all such transactions were purchases or sales of securities of James River Group Holdings, Inc. effected in the open market (unless noted otherwise), and the table excludes commissions paid in per share prices.

ZIMMER MASTER INFRASTRUCTURE FUND, L.P.

Type of Security	Amount Purchased/(Sold)	Price Per Security ($)	Date of Purchase/Sale
Common Stock	259,916	$5.0293 (1)	05/05/2026
Common Stock	21,028	$4.9493 (2)	05/05/2026
Common Stock	50,000	$5.0742 (3)	05/05/2026
Common Stock	50,000	$5.2111 (4)	05/05/2026
Common Stock	11,798	$5.1442 (5)	05/05/2026
Common Stock	3,375	$4.7147 (6)	05/05/2026
Common Stock	57,000	$4.5163 (7)	05/06/2026
Common Stock	1,695	$4.5199 (8)	05/06/2026
Common Stock	28,972	$4.3000	05/07/2026

ZP MASTER MIDCAP FUND, LTD.

Type of Security	Amount Purchased/(Sold)	Price Per Security ($)	Date of Purchase/Sale
Common Stock	(18,362)*	$6.5242 (9)	03/16/2026
Common Stock	(2,100)*	$6.5700	03/16/2026
Common Stock	(37,100)*	$6.5768 (10)	03/17/2026
Common Stock	(100)*	$6.4000	03/23/2026
Common Stock	(71,567)*	$6.2610 (11)	03/30/2026
Common Stock	(1,861)*	$6.3057 (12)	03/30/2026
Common Stock	(25,000)*	$6.2600	03/30/2026
Common Stock	(81,495)*	$6.2993 (13)	03/31/2026
Common Stock	(8,388)*	$6.3121 (14)	04/08/2026
Common Stock	(11,000)*	$6.3255 (15)	04/09/2026
Common Stock	(16,816)*	$6.2863 (16)	04/13/2026
Common Stock	(2,000)*	$6.3050 (17)	04/14/2026
Common Stock	(7,000)*	$6.3600 (18)	04/15/2026
Common Stock	(4,000)*	$6.4350 (19)	04/16/2026
Common Stock	(3,682)*	$6.5664 (20)	04/17/2026
Common Stock	(1,864)*	$6.4538 (21)	04/20/2026
Common Stock	(17,810)*	$6.3717 (22)	04/21/2026
Common Stock	(9,611)*	$6.3941 (23)	04/24/2026
Common Stock	(1,731)*	$6.4049 (24)	04/27/2026
Common Stock	(456,737)	$6.1300 (25)	05/05/2026
Common Stock	5,000	$5.2726 (26)	05/05/2026

* Indicates a short sale.
(1) The purchase price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $4.85 to $5.235, inclusive. The Reporting Persons undertake to provide to the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased or sold, as applicable, at each separate price within the ranges set forth in footnotes (1) – (24) and (26).
(2) The purchase price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $4.86 to $4.96, inclusive.
(3) The purchase price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $4.86 to $5.20, inclusive.
(4) The purchase price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $5.16 to $5.25, inclusive.
(5) The purchase price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $5.12 to $5.15, inclusive.
(6) The purchase price is a weighted average price. These shares were sold in multiple transactions at $4.7147.
(7) The purchase price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $4.42 to $4.61, inclusive.
(8) The purchase price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $4.515 to $4.52, inclusive.
(9) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $6.46 to $6.58, inclusive.
(10) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $6.53 to $6.635, inclusive.
(11) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $6.25 to $6.295, inclusive.
(12) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $6.30 to $6.31, inclusive.
(13) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $6.27 to $6.37, inclusive.
(14) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $6.30 to $6.33, inclusive.
(15) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $6.27 to $6.38, inclusive.
(16) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $6.27 to $6.34, inclusive.
(17) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $6.30 to $6.31, inclusive.
(18) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $6.33 to $6.39, inclusive.
(19) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $6.42 to $6.45, inclusive.
(20) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $6.56 to $6.58, inclusive.
(21) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $6.45 to $6.455, inclusive.
(22) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $6.34 to $6.41, inclusive.
(23) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $6.38 to $6.43, inclusive.
(24) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $6.40 to $6.405, inclusive.
(25) The transaction was the result of a closing of an open short sale position from inventory, which may be deemed to have occurred at the reported price.
(26) The purchase price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $5.15 to $5.48, inclusive.